Exhibit 10.43

Dated 19 August 2025

between

VCI GLOBAL LIMITED

(Company No: 2035574)

(“VCIG”)

And

BETTERVERSE VENTURE LIMITED

(Company No:)

(“BETTERVERSE”)

JOINT VENTURE AGREEMENT

THIS JOINT VENTURE AGREEMENT (this “Agreement”) is made on

Between

VCI GLOBAL LIMITED (Company No: 2035574), a company incorporated in British Virgin Islands and having its business address at (“VCIG”) of the first part;

and

BETTERVERSE VENTURE LIMITED (Company No: 2082368), a company incorporated in and having its registered address at (“Betterverse”) of the second part.

VCIG and Betterverse are collectively referred to as the “Parties” and individually as a “Party”.

Whereas:

(A)	VCI Global Limited is a Nasdaq listed corporation, focusing on AI development.

(B)	Betterverse is a strategic bitcoin whale holding approximately 18,000 BTC.

(C)	VCIG and Betterverse are now desirous of working together via the JV Company (as defined below), where the Parties aim to grow the JV Company for the purpose of developing, marketing, and commercializing Real-World Asset (RWA) products and encrypted storage infrastructure solutions (hereinafter referred to as the “Joint Venture”).

(D)	The Parties have therefore agreed to enter into this Agreement to regulate their respective rights and obligations in relation to the Joint Venture.

It is agreed as follows:

1.	Definitions and Interpretation

1.1.	In this Agreement, unless the subject or context otherwise requires, the following words and expressions shall have the following meanings respectively ascribed to them:

“Agreement” means this Joint Venture Agreement;

“Applicable Buyout Price” means the lower of: (a) the fair market value of the defaulting Party’s equity in the JV Company; or (b) the total cash investment of the defaulting Party in the JV Company and the agreed value of the property contributed by the defaulting Party to the JV Company as of the date of default.

This Applicable Buyout Price shall be reduced by the aggregate amount of any outstanding debts of the defaulting non-terminating Party to the JV Company and also by all damages caused to the JV Company by the default of the defaulting Party. Fair market value shall be determined by an independent third party valuer to be jointly appointed by the parties to value the Shares based on established market computations or valuations for like or similar companies as between a willing seller and a willing buyer.

“Board” shall have the meaning ascribed to it in Clause 8.1.1;

“Board Meeting” means a meeting of the Board;

“BTC” means Bitcoin, the native cryptocurrency of the Bitcoin blockchain, recognized as a digital store of value and medium of exchange.

“Business Day” means a day on which banks are open for business in Hong Kong, New York/USA, Selangor and Kuala Lumpur, Malaysia, but excluding 24 December and 31 December;

“Encumbrances” means (a) any mortgage, charge (whether fixed or floating), pledge, lien, hypothecation, assignment, deed of trust, title retention, security interest or other encumbrance of any kind securing, or conferring any priority of payment in respect of, any obligation of any Person, including any right granted by a transaction that, in legal terms, is not the grant of security but that has an economic or financial effect similar to the creation of a security that is legally enforceable under applicable Laws, any proxy, power of attorney, voting trust agreement, interest, option, right of first offer, negotiation or refusal or transfer restriction in favor of any Person and (b) any adverse claim as to title, possession or use;

“General Meeting” means a meeting of the Shareholders;

“Governmental Authority” means any relevant governmental or quasi-governmental authority, statutory authority or quasi-statutory or regulatory authority, administrative, monetary, fiscal or judicial body, department, commission, authority, tribunal, agency or stock exchange or taxing authority or anybody entitled to exercise executive power or power of any nature or body or other organisation to the extent that the rules, regulations, standards, requirements, procedures or orders of such authority, body or other organisation have the force of Law;

“Joint Venture” shall have the meaning ascribed to it in Recital (C);

“JV Company” shall have the meaning ascribed to it in Clause 4.1.1;

“Laws” shall mean and include all applicable statutes, enactments, acts of legislature or Parliament, laws, ordinances, rules, by-laws, regulations, notifications, guidelines, policies, directions, directives and orders of any Governmental Authority, tribunal, board or court of competent jurisdiction;

“Person” means any individual, firm, corporation, joint venture, enterprise, partnership, trust, unincorporated association, limited liability company, government (or agency or political subdivision thereof), or other entity of any kind, whether or not having separate legal personality;

“RWA” means the Real-World Asset being tangible or intangible assets that exist outside of the blockchain (including, without limitation, real estate, commodities, bonds, and receivables) and which are tokenized or otherwise digitally represented on-chain for investment, trading, or financing purposes.

“Secretary” means the registered agent of the JV Company for the time being;

“Shareholders” means the Parties and/or any person holding Shares and is registered as a member in the JV Company’s register of members;

“Shares” means the shares in the capital of the JV Company;

“Tax” means all forms of taxation whether direct or indirect and whether levied by reference to income, profits, gains, net wealth, asset values, turnover, added value or other reference and statutory, governmental, state, provincial, local governmental or municipal impositions, duties, contributions, rates and levies, whenever and wherever imposed (whether imposed by way of withholding or deduction for or on account of tax or otherwise) and in respect of any person and all penalties, charges, costs and interest relating thereto;

“Tax Authority” means any taxing or other authority competent to impose any liability in respect of Tax or responsible for the administration and/or collection of Tax or enforcement of any Law in relation to Tax; and

“Term” shall have the meaning as ascribed to it in Clause 13.1.

1.2.	Unless the context otherwise requires, in this Agreement:

1.2.1.	any reference to a statute or statutory provision is a reference to it as it is in force from time to time, taking account of any change, extension, consolidation or re-enactment and includes any subordinate legislation for the time being in force made under it;

1.2.2.	any and all headings contained in this Agreement are for convenience only and do not affect the interpretation of any provision of this Agreement;

1.2.3.	references to any gender shall include the other genders and references to the singular shall include the plural and vice versa and references to natural persons shall include bodies corporate and vice versa;

1.2.4.	any reference to a person which for the purposes of this Agreement means any individual, corporation, partnership, association, limited liability company, trust, Governmental Authority or body or other entity or organisation (whether or not having a separate legal personality) shall include its successors in title;

1.2.5.	all obligations and liabilities on the part of the Parties are (unless expressly stated otherwise) several and shall be construed accordingly;

1.2.6.	any reference to “day”, “week”, “month” or “year” is a reference to a day, week, month or year respectively in the Gregorian calendar;

1.2.7.	any phrase introduced by the terms “including”, “include” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms;

1.2.8.	references to “writing”, or cognate expressions, include any communication effected electronically, by telex, cable, facsimile transmission or other comparable means of communication; and

1.2.9.	references to this Agreement include any Recitals and Schedules to it and references to Clauses, Recitals and Schedules are to the clauses, recitals and schedules to this Agreement.

1.3.	If any period of time is specified from a given day, or the day of a given act or event, it is to be calculated exclusive of that day and if any period of time falls on a day which is not a Business Day, then that period is to be deemed to only expire on the next Business Day.

1.4.	No provision of this Agreement will be construed adversely to a Party solely on the ground that the Party was responsible for the preparation of this Agreement or that provision.

2.	AGREEMENT FOR JOINT VENTURE AND BETTERVERSE CONSIDERATION

2.1.	In consideration of the mutual covenants, agreements and undertakings of the Parties contained in this Agreement, the Parties have agreed to undertake the Joint Venture and observe good faith towards one another in all matters affecting their dealings and interests therein, subject always to the satisfaction (or waiver by VCIG) of the Conditions Precedent (as defined below) as set out in Clause 2.6.

2.2.	Each Party agrees and undertakes that it shall not, during the Term of this Agreement, enter into any similar arrangements as contained in this Agreement with any other parties save and except with the prior written approval of the other Party.

2.3.	In consideration of Betterverse entering into this Joint Venture, VCIG shall conditionally allot, issue or procure the allotment and issuance of new ordinary shares in VCIG (“VCIG Shares”) with an aggregate subscription value of USD Ten Million (USD10,000,000.00) to Betterverse and/or its nominated party, priced at $1.30 per VCIG Shares, subject to the satisfaction (or waiver by VCIG) of the Conditions Precedent and completion of all regulatory, corporate and contractual approvals, and in any event no later than five (5) years from the date of this Agreement or such other date as may be determined by VCIG.

2.4.	The shares issued by VCIG shall be subject to Rule 144 under the U.S. Securities Act of 1933, as amended, including the applicable holding period, volume limitations, manner of sale requirements, and current public information obligations, unless such shares are registered under the Securities Act or an exemption from registration is available.

2.5.	The obligation of VCIG under this Agreement shall be conditional upon the satisfaction of the following conditions precedent (“Conditions Precedent”):

2.5.1.	VCIG having completed its legal, financial, technical, commercial and regulatory due diligence on Betterverse, the Joint Venture and the proposed activities to VCIG’s reasonable satisfaction;

2.5.2.	Betterverse having complied in full with all applicable know-your-customer, anti-money laundering, sanctions and regulatory requirements reasonably required by VCIG;

2.5.3.	Betterverse having entered into all definitive agreements, in form and substance acceptable to VCIG;

2.5.4.	Betterverse actively participate in and use reasonable commercial efforts to advance the objectives of the Joint Venture;

2.5.5.	Betterverse having made all required capital, asset, technology, or other contributions (if any) to the Joint Venture in accordance with agreed milestones from time to time;

2.5.6.	no material adverse change having occurred in the business, financial condition, regulatory standing or ownership of Betterverse; and

2.5.7.	no material breach or adverse change having occurred before the issuance, allotment or procurement to issue VCIG Shares to Betterverse that would render the allotment or issuance of the VCIG Shares commercially, legally, or reputationally undesirable.

2.6.	Notwithstanding the generality of this Clause 2, in any event that the Conditions Precedent are not satisfied, Betterverse shall have no right to compel the issuance of any VCIG Shares unless and until the Conditions Precedent have been satisfied or waived in writing by VCIG.

3.	INTENTION AND OBJECTIVES OF THE JOINT VENTURE PARTNERS

The Parties are entering into this Agreement with the intent to extend their capabilities to undertake the Joint Venture for the purpose of developing, marketing, and commercializing RWA products and encrypted storage infrastructure solutions.

4.	INCORPORATION OF JV COMPANY

4.1.	JV Company

4.1.1.	The Parties agree to incorporate a joint venture company, to be incorporated in British Virgin Islands (“JV Company”) subject to the terms and requirements of this Agreement.

4.1.2.	The Parties further agree that the incorporation of the JV Company shall be completed by within five (5) years from the date of this Agreement.

4.2.	Exclusivity of JV Company

4.2.1.	The Parties agree that the JV Company shall be the sole and exclusive entity for the purposes of the Joint Venture.

4.2.2.	Parties further undertakes that it shall only enter into new business ventures, arrangements and/or transactions through the JV Company upon obtaining consent and/or approval from the other Party.

4.3.	Costs and Expenses of Business Ventures in the Territory

The Parties agree and acknowledge that any and all costs and expenses to be incurred by the JV Company by reason of Joint Venture, any new business ventures, arrangements and/or transactions shall be divided according to the shareholding of the Parties as set up in Clause 5 herein.

5.	SHARES IN JV COMPANY

5.1.	Shareholding and Agreed Proportion

VCIG agrees to issue Shares of the JV Company to Betterverse as laid down for the purpose of the Joint Venture. The issued share capital of the JV Company shall at all times be held by Betterverse and VCIG and/or its affiliates in the following proportion, which shall not be varied save and except as provided in this Agreement or by written agreement between the Shareholders:

Shareholder	Agreed Proportion (%)

Betterverse	Thirty percent (30%)

VCIG and/or its affiliates	Seventy percent (70%)

5.2.	Further Increase of Issued and Paid-Up Share Capital of JV Company

5.2.1.	The Parties, may from time to time during the Term of this Agreement, agree to increase the issued and paid-up share capital and/or issue another class of shares of the JV Company provided that such action is in the best interests and expedient for the business of the JV Company.

5.2.2.	For the purpose of maintaining the shareholding percentages of the Parties in the JV Company as set out in Clause 5.1 above, the Parties hereby agree and acknowledge that Betterverse and VCIG and/or its affiliates shall subscribe for additional Shares in the JV Company in accordance with the manner as follows:

(a)	Betterverse shall be entitled to subscribe for such number of additional Shares which are equivalent to thirty per cent (30%) of the enlarged issued and paid-up share capital of the JV Company; and

(b)	VCIG and/or its affiliates shall be entitled to subscribe for such number of additional Shares which are equivalent to seventy per cent (70%) of the enlarged issued and paid-up share capital of the JV Company.

5.2.3.	If a Shareholder fails to subscribe for all or any part of the new Shares to which it is entitled to subscribe under a new issue within the time stipulated for subscription, then:

(a)	the Secretary shall give a written notice to the other Shareholder informing that the non-subscribing Shareholder has declined or failed to subscribe for all or any part of its entitlement to the new Shares; and

(b)	provided that the subscribing Shareholder has accepted and subscribed for its entitlement to the new Shares in full, the subscribing Shareholder shall be entitled by giving notice to the Secretary to subscribe for all or any part of the unsubscribed Shares within fourteen (14) days from the date of the aforesaid written notification by the Secretary.

5.2.4.	Any new Shares which have not been subscribed on or before the stipulated subscription date shall not thereafter be available for issue by the JV Company to any other person.

5.3.	Ranking of Shares

Save as otherwise stated in this Agreement, unless otherwise agreed and approved by the Shareholders, all shares of the same class shall be ordinary shares and shall rank pari passu in all respects with each other in the same class, including in terms of voting, rights to dividends and other distributions and rights in liquidation or return of capital.

5.4.	Pledging of Shares

A Shareholder may not pledge, charge, mortgage, assign as security, create a lien over or otherwise encumber any of its Shares without the prior written consent of the other Shareholder.

5.5.	Costs and Expenses of Subscription of Shares in JV Company

The Parties agrees and undertakes that it shall bear the subscription price and all such costs and expenses (including but not limited to stamp duty and registration fees) in relation to the subscription by it of the relevant number of Shares in the JV Company pursuant to Clauses 5.1 and 5.2.2(a) above.

5.6.	Transfer of Shares in JV Company

5.6.1.	The Parties agree that except for VCIG, any shareholders shall not be entitled to assign and/or transfer all or any part of the Shares held in the JV Company to any person without the prior written approval of the other Party.

5.6.2.	Notwithstanding the foregoing, where required, any and all transfers of Shares in the JV Company shall require the passing of a resolution by the Board in accordance with the laws of the British Virgin Islands, subject always to Section 54A of the BVI Business Companies Act, whereby section 54 does not apply to the transfer of shares that are listed on a recognised exchange.

6.	Shareholders Obligations

6.1.	The Shareholders shall:

6.1.1.	co-operate with each other and use best endeavours to ensure the success of the Joint Venture;

6.1.2.	share in the profits and losses of the JV Company in the agreed proportion in accordance to the following:

Shareholder	Agreed Proportion (%)
Betterverse	Thirty percent (30%)
VCIG and/or its affiliates	Seventy percent (70%)

6.1.3.	be just in their dealings with the JV Company and with each other; and

6.1.4.	not unreasonably delay any action, approval or decision required of or from them.

6.2.	Each of the Shareholders undertakes to operate, and procure the JV Company and its management to undertake the Joint Venture in a manner that will not in any way adversely affect each and any of the Shareholders and its affiliates.

6.3.	Each Shareholder shall (without imposing any additional financial obligations on either Shareholder):

6.3.1.	exercise the voting rights and powers available to it in relation to the JV Company so as to give full effect to this Agreement;

6.3.2.	procure that all third parties directly or indirectly under its control refrain from acting in a manner which hinders or prevents the JV Company from undertaking the Joint Venture in a proper and reasonable manner; and

6.3.3.	generally use its reasonable endeavours to promote the Joint Venture and the interests of the JV Company.

7.	MANAGEMENT, OPERATIONS AND AFFAIRS OF JV COMPANY

7.1.	Board of Directors of JV Company

7.1.1.	Directors: Unless otherwise agreed by all the Joint Venture Partners, the board of Directors of the JV Company(“Board”) shall comprise of not more than three (3) Directors. The Board shall comprise:

(a)	Two (2) persons appointed by Betterverse; and

(b)	Three (3) persons appointed by VCIG.

7.1.2.	Right of Appointment and Removal: The right of appointment conferred on a Party under Clause 7.1.1 shall include the right of a Party to remove at any time from office such person appointed by the Party as a Director and the right of the Party at any time and from time to time to determine the period during which such person shall hold the office of Director.

7.1.3.	Notice in Writing: Each appointment or removal of a Director pursuant to Clause 7.1.2 shall be in writing and signed by or on behalf of the Party concerned and shall be delivered to the registered office for the time being of the JV Company.

7.1.4.	Further Director: Whenever for any reason whatsoever a person appointed by a Party ceases to be a Director, that Party shall be entitled to appoint forthwith another Director.

7.1.5.	Alternate Director: A Director shall be entitled at any time and from time to time to appoint any person to act as his alternate and to terminate the appointment of such person. Such alternate director shall be entitled while holding office as such to receive notices of Board Meetings and to attend and vote as a Director at any such meetings at which the Director appointing him is not present and generally to exercise all the powers, rights, duties and authorities and to perform all functions of his appointer as the Director appointing him. Further, such alternate director shall be entitled to exercise the vote of the Director appointing him at any Board Meetings and if such alternate director represents more than one (1) Director, such alternate director shall be entitled to one (1) vote for every Director he represents. Each Director may also attend any Board Meetings with his alternate director but only the Director himself is entitled to vote at such meetings.

7.1.6.	Board Meetings

(a)	The Directors shall hold Board Meetings at such time, place and frequency as the Board may decide from time to time. Any Director may call for a Board Meeting.

(b)	Each of the Directors shall be entitled to receive not less than two (2) days’ written notice of all Board Meetings (or such shorter period of notice in respect of any particular Board Meeting as may be agreed jointly by all the Directors) specifying the date, time and place of the Board Meeting and the business to be transacted thereat.

(c)	The quorum at a Board Meeting or adjourned Board Meeting necessary for the transaction of any business of the JV Company shall be a minimum of two (2) Directors and at least one (1) of the Directors shall be Dato’ Hoo Voon Him (“Dato’ Victor”) or another person appointed by Dato’ Victor as a Director (as the case may be), who shall be personally present or by their alternates. In the event that a Board Meeting duly convened cannot be held for lack of quorum within thirty (30) minutes of the time appointed for the Board Meeting, the Board Meeting shall be adjourned to the same time and day of the following week and at the same place and at least two (2) days’ notice shall be given to the Directors in relation to such adjourned Board Meeting.

(d)	If the quorum for a Board Meeting is not present within thirty (30) minutes of the time appointed for the adjourned Board Meeting, the adjourned Board Meeting shall be dissolved.

(e)	Subject to Clause 7.3, all resolutions of the Directors at a Board Meeting or adjourned Board Meeting shall be adopted by a simple majority vote of the Directors present at the relevant Board Meeting.

(f)	Subject to Clause 7.3, a resolution in writing signed by all the Directors for the time being or their alternates shall be as valid and effectual as if it had been passed at a Board Meeting duly called and constituted. Any such resolution may consist of several documents in like form, each signed by one (1) or more of the Directors. The expressions “in writing” and “signed” include approval by wireless or facsimile transmission.

(g)	The Directors may participate in a Board Meeting by means of a conference telephone or a video conference telephone or similar communications equipment by which all persons participating in the Board Meeting are able to hear and be heard by all other participants without the need for a Director to be in the physical presence of another Director(s) and participation in the Board Meeting in this manner shall be deemed to constitute presence in person at such Board Meeting. The Directors participating in any such Board Meeting shall be counted in the quorum for such Board Meeting and subject to there being a requisite quorum under Clause 7.1.6(c) at all times during such Board Meeting, all resolutions agreed by the Directors in such Board Meeting shall be deemed to be as effective as a resolution passed at a Board Meeting attended in person by the Directors and duly convened and held.

(h)	A Board Meeting conducted by means of a conference telephone or a video conference telephone or similar communications equipment as aforesaid is deemed to be held at the place agreed upon by the Directors attending the Board Meeting, provided that at least one (1) of the Directors present at the Board Meeting was at that place for the duration of the Board Meeting.

(i)	For avoidance of doubt, all matter shall be passed by way of simple majority votes.

7.2.	General Meetings of JV Company

7.2.1.	Unless longer notice is required by Laws, at least fourteen (14) days’ notice (in the case where only ordinary resolutions are to be passed) or at least twenty-one (21) days’ notice (in the case where special resolutions are to be passed) must be given before a General Meeting is convened (or such shorter period of notice in respect of any General Meeting as may be agreed by all the Shareholders) specifying the date, time and place of the General Meeting and the business to be transacted thereat.

7.2.2.	The quorum at a General Meeting or adjourned General Meeting necessary for the transaction of any business of the JV Company shall be a minimum of two (2) Shareholders, who shall be personally present or by their representatives or proxies, holding in aggregate more than fifty per cent (50%) of the total Shares, and at least one (1) of the Shareholders shall be VCIG and/or its affiliates. In the event that a General Meeting duly convened cannot be held for lack of a quorum within thirty (30) minutes of the time appointed for the General Meeting, the General Meeting shall be adjourned to the same time and day of the following week and at the same place and at least seven (7) days’ notice shall be given to the Shareholders in relation to such adjourned General Meeting.

7.2.3.	If the quorum for a General Meeting is not present within thirty (30) minutes of the time appointed for the adjourned General Meeting, the adjourned General Meeting shall be dissolved.

7.2.4.	Subject to any additional requirements specified by the Laws and Clause 7.3, all resolutions of the Shareholders in a General Meeting shall be adopted by a simple majority vote of the Shareholders present and voting and on the basis that each Share will carry one (1) vote.

7.2.5.	Subject to any additional requirements specified by the Laws and Clause 7.3, an ordinary resolution in writing signed by all the Shareholders shall be as valid and effectual as if it had been passed as an ordinary resolution at a General Meeting duly called and constituted. Any such ordinary resolution may consist of several documents in like form, each signed by one (1) or more of the Shareholders. The expressions “in writing” and “signed” include approval by wireless or facsimile transmission.

7.2.6.	The Shareholders may participate in a General Meeting by means of a conference telephone or a video conference telephone or similar communications equipment by which all persons participating in the General Meeting are able to hear and be heard by all other participants without the need for a Shareholder to be in the physical presence of another Shareholder(s) and participation in the General Meeting in this manner shall be deemed to constitute presence in person at such General Meeting. The Shareholders participating in any such General Meeting shall be counted in the quorum for such General Meeting and subject to there being a requisite quorum under Clause 7.2.2 at all times during such General Meeting, all resolutions agreed by the Shareholders in such General Meeting shall be deemed to be as effective as a resolution passed at a General Meeting attended in person by the Shareholders and duly convened and held.

7.2.7.	A General Meeting conducted by means of a conference telephone or a video conference telephone or similar communications equipment as aforesaid is deemed to be held at the place agreed upon by the Shareholders attending the General Meeting, provided that at least one (1) of the Shareholders present at the General Meeting was at that place for the duration of the General Meeting.

7.3.	Dividend Policy

7.3.1.	The JV Company shall pay to the Parties, and the Parties shall have the right to receive payment of dividends which is proportionate to their shareholding percentages in the JV Company.

7.3.2.	VCIG agrees and undertakes that it shall be responsible for procuring the JV Company to pay any declared dividends to the Parties in proportion to their shareholding percentages in the JV Company.

7.4.	Exit Rights and Conditions of JV Company’s Shareholders

The Parties agree and acknowledge that the Shareholders of the JV Company shall be entitled to the same exit rights and conditions, including the company valuation method.

8.	ROLES AND OBLIGATIONS OF THE PARTIES

8.1.	Betterverse’s Roles and Obligations

8.1.1.	Betterverse agrees and undertakes to:

(a)	maintain full custody and control of their Bitcoin reserves (approximately 18,000 BTC);

(b)	provide public verification and anchoring of their BTC reserves to support the credibility and market positioning of the Joint Venture’s RWA issuance and encrypted infrastructure business;

(c)	maintain its reputation and market position as a significant Bitcoin holder; and

(d)	provide strategic advisory services related to cryptocurrency markets and institutional adoption.

VCIG’s Roles and Obligations

8.1.2.	VCIG agrees and undertakes to:

(a)	Maintain the day-to-day strategic and operational matters of the Joint Venture;

(b)	contribute for all relevant technology, intellectual property, and infrastructure related to QuantGold's encrypted storage platform and the sovereign AI platform;

(c)	contribute the relevant business development expertise and market relationships;

(d)	lead the compliance and global rollout projects; and

(e)	provide management team and operational infrastructure.

9.	REPRESENTATIONS AND WARRANTIES

9.1.	Each Party represents and warrants to and for the benefit of the other Parties that:

9.1.1.	it has the full power, authority and capacity to execute, deliver and lawfully perform the terms of this Agreement;

9.1.2.	all necessary actions, conditions and things have been or will be taken, fulfilled and done (including the obtaining of any necessary consents) in order to enable it to lawfully exercise its rights and perform and comply with its obligations under this Agreement;

9.1.3.	this Agreement will when executed constitute legally valid and binding obligations on it, enforceable in accordance with their respective terms;

9.1.4.	the execution, delivery and performance of this Agreement will not exceed the power granted to it or violate the provisions of any Law or any order or decree of any Governmental Authority, agency or court to which it is subject to;

9.1.5.	there are no pending or threatened actions or proceedings before any court or administrative tribunal which may materially and adversely affect its ability to discharge its obligations under this Agreement; and

9.1.6.	in negotiating and executing this Agreement, it has at all times sought and followed the advice of competent legal counsel and, based on that advice, has entered into this Agreement based on its own free will.

9.2.	All representations and warranties given by the respective Parties expressed in this Clause 10 are true, correct and not misleading at the time of execution of this Agreement and shall be deemed to be repeated and continue to be true, correct and not misleading on the completion of this Agreement as if they had been given afresh at the completion of this Agreement.

10.	Announcements

10.1.	No announcement shall be made in relation to this Agreement unless:

10.1.1.	it is in the agreed form; and

10.1.2.	it is required to be made by law, or any other regulatory or governmental body to which a Shareholder is subject, in which case that Party shall to the extent reasonably practicable consult with the other Shareholder as to the form, content and timing of the announcement.

10.2.	Notwithstanding Clause 10.1, Betterverse and VCIG and/ or its affiliates shall be entitled to publish any announcement in relation to this Agreement and the Joint Venture provided that Betterverse and VCIG and/ or its affiliates had consulted the other Party prior to the publication of such announcement.

11.	LIMITATION OF LIABILITY

VCIG shall not have any obligation or liability to Betterverse, and hereby disclaims to the fullest extent permissible by Law all liability for any indirect, incidental, special, exemplary, consequential damages, pure economic loss or other pecuniary loss, including, any loss of revenue or profits, loss of sales or business, loss of agreements or contracts, loss of damages to goodwill, any loss resulting from business interruption or any loss arising out of this Agreement.

12.	INDEMNIFICATION

12.1.	Without prejudice to any other right or remedy which either Party may have against the other Party, each Party undertake to indemnify, defend and hold harmless the other Party from and against any and all actions, claims, demands, proceedings, investigations, liabilities or judgments and any and all losses, damages, costs, charges and expenses (including all reasonable legal fees and expenses) of whatever nature which relates to or arises, directly in connection with or arising out of:

12.1.1.	any breach by either Party of its duties, covenants, stipulations and obligations under this Agreement on its part to be performed and fulfilled;

12.1.2.	any breach by either Party of any applicable Laws; or

12.1.3.	any claims involving fraud or misconduct involving dishonesty on the part of either Party.

13.	DURATION AND TERMINATION OF AGREEMENT

13.1.	This Agreement shall come into force from the date of this Agreement and shall, unless otherwise terminated in accordance with Clause 13, continue in full force and effect until five (5) years from the date of the Agreement, and renewable for a two-year period, subject always that a prior notice of at least 30 days should be given (“Term”).

13.2.	Save and except for the termination under Clause 13.3 below, the Parties agree that this Agreement may only be terminated by mutual agreement of the Parties.

13.3.	Notwithstanding Clause 13.2 above, any Party shall be entitled to, at any time after any such default arises, give written notice to the other Party terminating this Agreement with immediate effect if:

13.3.1.	any of the Party commits any material breach of any of its obligations under this Agreement and fails to take appropriate steps to remedy such breach (if capable of remedy) within fourteen (14) Business Days after being given notice to do so;

13.3.2.	any Party goes into liquidation, whether compulsory or voluntary (except for the purposes of a bona fide reconstruction or amalgamation);

13.3.3.	an administrator or receiver or receiver and manager is appointed over, or distress, attachment or execution is levied or enforced upon, any part of the assets or undertaking of any Party;

13.3.4.	any Party becomes insolvent or is unable to pay its debts or admits in writing its inability to pay its debts as and when they fall due or enter into any composition or arrangement with its creditors or make a general assignment for the benefit of its creditors; or

13.3.5.	any Party ceases the whole or a substantial part of its business or takes any steps to cease it.

13.4.	If this Agreement is terminated in accordance with this Clause 13, then within fourteen (14) Business Days from the date of termination of this Agreement:

13.4.1.	all documents, records and other information provided in any form (including without limitation to all working copies, duplicates and back-ups whether in physical, electronic or other forms) by any Party to the other Parties, shall be returned to the relevant Party, securely disposed of or securely rendered inaccessible; and

13.4.2.	none of the Parties shall have any further rights or obligations under this Agreement to the other Parties except in respect of:

(a)	any rights or obligations under this Agreement which are expressed to apply after the termination of this Agreement; and

(b)	any rights or obligations which have accrued in respect of any breach of any of the provisions of this Agreement to any Party prior to such termination.

13.5.	If this Agreement is terminated in accordance with Clause 13.2, then the terminating party shall have the right to purchase the entire equity interest in the Company of the other Party in accordance with Clause 13.6 (“Termination Purchase Right”).

13.6.	The Termination Purchase Right shall be exercised as follows:

13.6.1.	The terminating Party shall, by written notice (the “Buyout Notice”) to the non-terminating Party, notify the non-terminating Party that it elects to purchase the entire interest of the non-terminating Party in the Company at a price equal to the Applicable Buyout Price and otherwise in accordance with this Section 13.6.

13.6.2.	The Buyout Notice shall be irrevocable and, upon delivery of same to the non-terminating Party, shall constitute a binding agreement by the Parties to purchase and sell the interest of the non-terminating Party in the Company.

13.6.3.	The closing of the sale of the interest in the Company shall occur on a date to be determined by the terminating Party, but in any event not later than ten (10) days following delivery of the Buyout Notice.

13.6.4.	At such closing, the non-terminating Party shall deliver such duly executed instruments of transfer and other documents required in connection with such transfer and the terminating Party shall deliver payment in full by wire transfer of immediately available funds.

13.6.5.	The interests being transferred shall be free and clear of any Encumbrance (other than Encumbrances arising under this Agreement) and the non-terminating Party shall so represent and warrant, and shall further represent and warrant that it is the beneficial and record owner of such interest being transferred.

14.	SPECIFIC PERFORMANCE

The Parties shall be at liberty to take such action in Law as may be necessary to compel the other Party by way of specific performance to complete the transactions contemplated in this Agreement (in which respect the alternative remedy of monetary compensation shall not be regarded as compensation or sufficient compensation for any default of the Party in the performance of the terms and conditions herein) or to claim damages for the breach of the Party.

15.	CONFIDENTIALITY

15.1.	All communications between the Parties and all information and other materials supplied to or received, by any Party, from the other Party or Parties which is either marked “confidential” or is by its nature intended to be exclusively for the knowledge of the recipient alone, or to be used by the recipient only for the benefit of this Agreement, coming to the knowledge of the recipient shall be kept confidential by the recipient and shall be used by the recipient solely and exclusively for the benefit of this Agreement unless:

15.1.1.	the disclosure or use is required by Law or any Governmental Authority;

15.1.2.	the disclosure or use is required to vest the full benefit of this Agreement in any Party;

15.1.3.	the disclosure or use is required for the purpose of any judicial proceedings arising out of this Agreement or any other agreement entered into under or pursuant to this Agreement or the disclosure is made to a Tax Authority in connection with the Tax affairs of the disclosing Party;

15.1.4.	the disclosure is made to professional advisors or actual or potential financiers of any Party on terms that such professional advisors or financiers undertake to comply with the provisions of this Clause 15 in respect of such information as if they were a party to this Agreement;

15.1.5.	the information becomes publicly available (other than by breach of this Agreement);

15.1.6.	the Party whose information is to be disclosed or used has given prior written approval to the disclosure or use; or

15.1.7.	the information is independently developed by the recipient, which independent development can be shown by written evidence,

provided that prior to disclosure or use of any information pursuant to Clause 15.1.1, 15.1.2 or 15.1.3 above except in the case of disclosure to a Tax Authority, the Party concerned shall promptly notify the other Parties of such requirement with a view to providing the other Parties with the opportunity to contest such disclosure or use or otherwise to agree the timing and content of such disclosure or use.

15.2.	The Parties shall procure the observance of the abovementioned restrictions and shall take all reasonable steps to minimise the risk of disclosure of confidential information, by ensuring that only their employees and professional advisers whose duties will require them to possess any of such information shall have access thereto, and that they shall be instructed to treat the same as confidential.

15.3.	None of the Parties shall divulge to any third party any information regarding the existence or subject matter of this Agreement, or any other agreement referred to in, or executed in connection with, this Agreement, without the prior agreement of the other Parties.

15.4.	The obligations contained in this Clause 15 shall endure, even after the termination of this Agreement, without limit in point of time except and until any confidential information enters the public domain as set out above.

16.	NOTICES

16.1.	All notices, demands or other communications required or permitted to be given or made hereunder shall be in writing and in English and delivered personally or sent by prepaid registered post (by air-mail if to an overseas address) with recorded delivery, or by courier or email addressed to the intended recipient thereof at its address or at its email address set out hereunder (or to such other address or email address as a Party may from time to time duly notify the other Parties). Any such notice, demand or communication shall be deemed to have been duly served (if delivered personally or given or made by email) immediately or (if given or made by registered post or courier) forty-eight (48) hours after posting or (if made or given to an overseas address) five (5) Business Days after posting, and in proving the same it shall be sufficient to show that personal delivery was made or that the envelope containing such notice was properly addressed as a prepaid registered letter or that the email was properly addressed and sent.

16.2.	The addresses and email addresses of the Parties for the purposes of Clause 16.1 are:

(a)	If to Betterverse:	Name	:
		Designation	:
		Address	:
		Email	:

(b)	If to VCIG:	Name	:
		Designation	:
		Address	:
		Email	:

16.3.	In this Clause 16, if deemed receipt occurs before 9am on a Business Day, the notice shall be deemed to have been received at 9am on that day, and if deemed receipt occurs after 5pm on a Business Day, or on a day which is not a Business Day, the notice shall be deemed to have been received at 9am on the next Business Day.

17.	RIGHT OF FIRST REFUSAL

17.1.	Subject to Clause 5.6.1 and Clause 5.6.2, in the event that any Party is desirous of selling or transferring for value any or all of its Shares (“Transferor”) pursuant to a proposed bona fide sale to a third party which is not related or affiliated to the Transferor (“ROFR Third Party Purchaser”), it shall inform the other Party (each, a “ROFR Continuing Party”) and shall make an offer in writing to sell all (but not part of only) of its Shares (“ROFR Shares”) to each ROFR Continuing Party in accordance with the ratio that is reflective of the ROFR Continuing Party’s respective shareholding in the Company held by the ROFR Continuing Party at the time of the offer (“ROFR Offer”).

17.2.	Every ROFR Offer shall be bona fide and state the number of the ROFR Shares and the terms and conditions of the ROFR Offer (“ROFR Sale Terms”). The purchase price for all of the ROFR Shares (“ROFR Offer Price”) shall be the price offered by the ROFR Third Party Purchaser and the terms and conditions of the ROFR Offer shall be those as agreed between the Transferor and the ROFR Third Party Purchaser.

17.3.	If an ROFR Continuing Party accepts the ROFR Offer within five (5) days from the date of receipt of the ROFR Offer, then, subject to all approvals being obtained (including all applicable regulatory approvals), the Transferor shall complete the sale of all of the ROFR Shares to the ROFR Continuing Party within ten (10) days from the acceptance by the ROFR Continuing Party of the ROFR Offer or such other date as the Transferor and the ROFR Continuing Party may agree.

17.4.	An ROFR Continuing Party may appoint a nominee or nominees to acquire all of the ROFR Shares under this Clause 17.3 on its behalf.

17.5.	If within five (5) days of the ROFR Offer, any of the ROFR Shares remain unaccepted by a ROFR Continuing Party (“Unaccepted ROFR Shares”), then the Transferor shall, within a period of six (6) months thereafter, be entitled to sell such Unaccepted ROFR Shares to the ROFR Third Party Purchaser at a price which is not less than the ROFR Offer Price and upon other sale terms which are not in substance more favourable to the ROFR Third Party Purchaser than the ROFR Sale Terms (“ROFR Third Party Sale”). At least five (5) days prior to the entry by the Transferor into any agreement for the ROFR Third Party Sale, the Transferor shall provide to each ROFR Continuing Party written notice of the ROFR Third Party Sale including details of the ROFR Third Party Purchaser, the sale price and details of key sale terms and confirming that the ROFR Third Party Sale is at a sale price not less than the ROFR Offer Price and on other terms which are in substance no more favourable than the ROFR Sale Terms.

18.	FURTHER ASSURANCE

18.1.	Each Party shall do or cause to be done all such acts and things and execute or cause to be executed all such instruments and other documents as may be necessary to give full effect to the provisions contained in this Agreement and the transactions contemplated under this Agreement.

19.	RIGHT AND REMEDIES

The rights and remedies provided in this Agreement are cumulative, and are not exclusive of any rights or remedies of the Parties provided at Law, in equity, by statute or otherwise and no failure or delay in the exercise or the partial exercise of any such right or remedy or the exercise of any other right or remedy shall affect or impair any such right or remedy.

20.	FORCE MAJEURE

Notwithstanding anything herein contained, none of the Parties will be liable to any of the other Parties for any breach or failure to perform any of its obligations under this Agreement where such breach or failure is caused directly or indirectly by war, civil commotion, hostilities, strikes, lockouts, pandemic, acts of God, governmental regulations or directions or the action or omission or purported action or omission of any governmental authority, or any other cause or causes beyond that Party’s reasonable control, whether similar to any of the foregoing or not, but if any Party is or is likely to be, affected by any such cause it will immediately notify the other Parties of the occurrence of the relevant event and will use all reasonable endeavours to overcome or mitigate the effects thereof.

21.	AMENDMENTS AND WAIVERS

21.1.	No amendment, variation, revocation, cancellation, substitution or waiver of, or addition or supplement to, any of the provisions of this Agreement will be effective unless it is in writing and signed by all the Parties.

21.2.	No waiver of any breach of any provision of this Agreement will be effective or binding unless made in writing and signed by the Party purporting to give the same and, unless otherwise provided in the written waiver, will be limited to the specific breach waived.

22.	ASSIGNMENT

Unless otherwise stated in this Agreement. each of the Parties shall not, without the prior written consent of the other Parties, assign its rights, title and interest under this Agreement. Further, each of the Parties shall not, without the prior written consent of the other Parties, novate its rights, title, interest and obligations under this Agreement. Any assignment, novation, transfer or delegation which is made without such prior written approval shall constitute a material breach of this Agreement.

23.	SUCCESSORS AND ASSIGNS

This Agreement will be binding upon and inure for the benefit of the respective heirs, personal representatives, successors-in-title or permitted assigns, as the case may be, of the Parties.

24.	NO AGENCY

Nothing in this Agreement is intended to authorise any Party to act as agent for the other Parties or to establish any other fiduciary relationship between the Parties. None of the Parties has the power or the right to bind, commit or pledge the credit of the other Parties.

25.	ENTIRE AGREEMENT

This Agreement constitutes the entire agreement and full understanding among the Parties hereto with respect to all of the matters herein and it supersedes any previous negotiations, discussions, correspondence, arrangements, agreements and understandings among them, oral or written, with respect to the matters addressed herein.

26.	TIME

26.1.	Time shall be of the essence in this Agreement.

26.2.	No time or indulgence given by any Party to the other shall be deemed or in any way construed as a waiver of any of its rights and remedies hereunder.

27.	COSTS AND EXPENSES

27.1.	Each of the Parties shall bear its own legal and other professional costs and expenses incurred by it in the negotiation and preparation of this Agreement and any other agreements or documents entered into or signed under or in connection with this Agreement.

27.2.	The Parties shall bear the costs of stamp duty equally for this Agreement where applicable.

28.	INVALIDITY AND SEVERABILITY

28.1.	If any provision of this Agreement is or may become invalid or unenforceable under any written Law, or is found by any court or administrative body or competent jurisdiction to be, illegal, void, invalid, prohibited or unenforceable then:

28.1.1.	such provision shall be ineffective to the extent of such illegality, voidness, invalidity, prohibition or unenforceability;

28.1.2.	the remaining provisions of this Agreement shall remain in full force and effect; and

28.1.3.	the Parties shall use their respective best endeavours to negotiate and agree on a substitute provision which is valid and enforceable and achievable to the greatest extent possible the economic, legal and commercial objectives of such illegal, void, invalid, prohibited or unenforceable term, condition, stipulation, provision, covenant or undertaking.

29.	COUNTERPARTS AND E-SIGNATURES

29.1.	This Agreement may be executed in separate counterparts, each of whom shall together be deemed an original, but all such counterparts shall together constitute but one (1) and the same Agreement of the Parties.

29.2.	This Agreement, may be accepted, executed or agreed to, through the use of an electronic signature, whether digital or encrypted. Any document accepted, executed or agreed to in conformity with such Law will be binding on each Parties and shall have the same legal effect, validity or enforceability as if it were physically executed.

30.	GOVERNING LAW AND ARBITRATION

30.1.	This Agreement shall be governed by and construed and enforced in accordance with the laws of England and Wales.

30.2.	Any dispute, controversy or claim arising out of or in relation to this Agreement including any breach of any terms of this Agreement shall be resolved, insofar as it is possible, by mutual consultation between the Parties. In the event that no settlement is capable to be reached by the Parties within 3 months, all disputes arising out of or in connection with this Agreement, including any question relating to its existence, validity or termination, shall be submitted to the International Court of Arbitration of the International Chamber of Commerce and shall be finally settled under the Rules of Arbitration of the International Chamber of Commerce by one arbitrator appointed in accordance with the said Rules. Any such arbitration shall take place in London, UK, and shall be conducted in the English language.

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IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed, each by its duly authorized representative, as of the date first above written.

Signed by
For and on behalf of
VCI Global Limited

Designation:

Signed by
For and on behalf of

Designation: